___________________________________________________________________________
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                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                     -------------------------------
                                FORM 8-K
                     -------------------------------

                             CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


            Date of Report (Date of earliest event reported):
                              August 8, 1996

                            PROFFITT'S, INC.
         (Exact name of registrant as specified in its charter)



              TENNESSE             0-15907           62-0331040
           (State or other    (Commission File      (IRS Employer
           jursidiction of         Number)         Identification
           incorporation)                              No.)


           P.O. Box 9388, Alcoa, TN                    37701
   (Addresss of principal executive offices)         (Zip Code)


    Registrant's telephone number, including area code: (423) 983-7000
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
Item 5.  Other Events.

     On August 8, 1996, the registrant issued a press release announcing its sales for the four weeks ended August 3, 1996. A copy of the press release is incorporated herein by reference and is attached as Exhibit 99 hereto.

Item 7.   Financial Statements and Exhibits.

     (c)  Exhibits.

          The following exhibits are filed as a part of this report:

Exhibit
Number         Description

99             Press release dated August 8, 1996.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   PROFFITT'S, INC.


Date:  August 9, 1996              /s/ R. Brad Martin
                                   R. Brad Martin
                                   (Printed)

                                   Chairman of the Board
                                   and Chief Executive
                                   Officer
                                   (Title)

EXHIBIT 99

             PROFFITT'S, INC. ANNOUNCES PRELIMINARY JULY SALES

                                                    Contact:  Julia Bentley
                                                             (423) 983-7000

Proffitt's, Inc. will release earnings for the second quarter ended August 3, 1996 at the close of business on August 22, 1996. Management has scheduled a conference call at 10:00 a.m. Eastern Time on August 23, 1996 to discuss the second quarter results. To participate, please call (816) 650-0777 (10 minutes prior to the call).

Knoxville, Tennessee (August 8, 1996) -- Department store retailer Proffitt's, Inc. (NASDAQ: PRFT) today announced sales for the four weeks ended August 3, 1996.

Proffitt's, Inc. merged with Younkers, Inc. effective February 3, 1996, immediately before the Company's fiscal year end. The combination has been accounted for as a pooling of interests. Younkers operates as a separate department store division of Proffitt's, Inc., with its divisional headquarters in Des Moines, Iowa. Sales numbers below are consolidated and include Younkers for both the current and prior year.

For the month, total Company sales were $74.6 million compared to $76.3 million last year, a 2% decrease. On a comparable stores basis, total Company sales were flat with last year for the month. For the month, revenues for the Younkers Division totaled $33.8 million, down 3% from $34.8 million last year; revenues for the McRae's Division were $25.8 million, a 1% increase over $25.4 million in the prior year; and sales for the Proffitt's Division totaled $15.0 million compared to $16.1 million last year, a decrease of 6%. For the month, comparable store sales increased 3% at the Younkers Division, were flat with last year at the McRae's Division, and declined 4% at the Proffitt's Division.

For the quarter, total Company sales were $271.8 million, a 3% decrease from $278.8 million in the prior year. On a comparable stores basis, total Company sales increased 1% for the quarter. Revenues for the Younkers Division were $123.8 million, down 5% from $130.1 million last year; revenues for the McRae's Division totaled $92.8 million, a 3% increase over $90.6 million in the prior year; and revenues for the Proffitt's Division were $55.1 million compared to $58.1 million last year, a 5% decrease. For the quarter, comparable store sales were flat with last year for the Younkers Division, up 1% for the McRae's Division, and up 4% for the Proffitt's Division.

On a year-to-date basis, total Company sales were $568.3 million compared to $565.9 million last year. On a comparable stores basis, total Company sales increased 4% for the six months. Revenues for the Younkers Division were $250.4 million, down 3% from $256.8 million in the prior year; revenues for the McRae's Division totaled $202.3 million, a 4% increase over $194.4 million last year; and revenues for the Proffitt's Division were $115.7 million, a 1% increase over $114.8 million last year. For the six months, comparable store sales increased 2%, 3%, and 10% for the Younkers, McRae's, and Proffitt's Divisions, respectively.

The total store sales performance for the periods indicated was lower than the comparable store sales performance primarily due to the recent closing of four Younkers stores and one Proffitt's store.

The conversion of the Younkers shoe operation from leased to owned was completed on August 3, 1996. Sales performance was negatively affected during the transition period from the first six months of 1996. Excluding Younkers' leased shoe sales, comparable store sales for the Younkers Division increased 4%, 2%, and 3% for the month, quarter, and six months, respectively. For the total Company, comparable store sales increased 1%, 2%, and 4% for the month, quarter, and six months, respectively, excluding Younkers' leased shoe sales.

R. Brad Martin, Chairman and Chief Executive Officer of Proffitt's, Inc. stated, "In spite of the relatively soft retail sales environment, we expect to report second quarter fully diluted earnings per share (before non-recurring items) in line with the previous guidance of $.19 per share. We are well positioned to execute our business objectives for the remainder of 1996."

Forward-looking guidance for the second quarter referenced above by Mr. Martin is premised on several factors, such as gross margin and expense performance. Actual consolidated results for the second quarter may differ materially from the projected guidance should actual conditions differ materially from management's assumptions.

Proffitt's, Inc. is a leading regional specialty department store company which operates three department store divisions - the Proffitt's Division with 25 stores in Tennessee, Virginia, Georgia, Kentucky, and North Carolina; the McRae's Division with 29 stores in Alabama, Mississippi, Florida, and Louisiana; and the Younkers Division with 49 stores in Iowa, Wisconsin, Nebraska, Michigan, Illinois, Minnesota, and South Dakota. On a combined basis, the Company operates 103 stores in sixteen states.